EXHIBIT 21

                                  SUBSIDIARIES
                                       OF
                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

      Capital Guaranty Corporation (incorporated in the State of Maryland)

      FSA Portfolio Management Inc. (incorporated in the State of New York)

    Financial Security Assurance Inc. (incorporated in the State of New York)

                  Financial Security Assurance of Maryland Inc.
                    (incorporated in the State of Maryland)

                 Financial Security Assurance International Inc.
                     (incorporated in the State of Indiana)

  Financial Security of Oklahoma, Inc. (incorporated in the State of Oklahoma)

                   Financial Security Assurance (U.K.) Limited
                      (incorporated in the United Kingdom)

       Transaction Services Corp. (incorporated in the State of New York)